Exhibit 10.51

2015 Named Executive Officer Compensation Determinations and Other Compensation Information

The following is a description of certain compensation decisions made in 2015 by the Pepco Holdings, Inc. (PHI) Board of Directors (the Board) and/or the Compensation/Human Resources Committee of the Board (the Committee) with respect to compensation to be earned or payable in 2015 to persons set forth in the table below who are identified as named executive officers (each, a Named Executive Officer) in the Summary Compensation Table in PHI’s proxy statement for its 2014 Annual Meeting of Stockholders (the 2014 Proxy Statement).

2015 Annual Compensation Determinations

As to each Named Executive Officer, the compensation decisions consisted of (i) the establishment of annual base salary for 2015; (ii) the establishment of the Named Executive Officer’s 2015 annual cash incentive award opportunities under the Amended and Restated Annual Executive Incentive Compensation Plan (the EICP); and (iii) the grant of long-term restricted stock unit (RSU) awards under the Pepco Holdings, Inc. 2012 Long-Term Incentive Plan (the LTIP). In addition, with respect to Kevin C. Fitzgerald, PHI’s Executive Vice President and General Counsel, the performance goals for a performance-based RSU award pursuant to the terms of his employment agreement were established in February 2015, as discussed below.

Named Executive Officer	Title	2015 Annual Base Salary	Target 2015 Annual Cash EICP Award Opportunity as a Percentage of Annual Base Salary (1)	Time-Based RSU Award (# of RSUs) (2)
Joseph M. Rigby	Chairman of the Board, President and Chief Executive Officer	$1,015,000	100%	92,541
David M. Velazquez	Executive Vice President	$549,000	60%	25,027
Frederick J. Boyle	Senior Vice President and Chief Financial Officer	$515,000	60%	23,477
Kevin C. Fitzgerald (3)	Executive Vice President and General Counsel	$563,000	60%	25,665
John U. Huffman	President, Pepco Energy Services, Inc.	$398,000	60%	14,514

(1)	Each executive may earn a cash incentive award of up to 180% of his target award opportunity under the EICP as determined by the Committee, depending on the extent to which the pre-established performance goals are achieved. See “Amended and Restated Annual Executive Incentive Compensation Plan” below for a discussion of 2015 performance goals.
(2)	The shares of PHI common stock, $.01 par value per share (Common Stock), underlying time-based RSU awards in the aggregate had a fair market value on the date of grant equal to the following percentage of the Named Executive Officer’s 2015 annual base salary: 250% for Mr. Rigby, 125% for each of Messrs. Velazquez, Boyle and Fitzgerald, and 100% for Mr. Huffman. See “2015 LTIP Awards” below for a description of the annual time-based RSU awards granted under the LTIP.
(3)	In addition to the awards listed in the table above, Mr. Fitzgerald received in 2015 a performance-based RSU award pursuant to the terms of his employment agreement. This award has a performance period beginning on January 1, 2015 and ending on December 31, 2015 and which will vest, subject to certain exceptions: (i) if the executive remains continuously employed by PHI during the performance period and (ii) to the extent that performance goals (described below) with respect to such performance period are met.

Amended and Restated Annual Executive Incentive Compensation Plan

Each of the executives listed in the table above is a participant in the EICP. The EICP is a cash-based incentive program designed to align executive compensation with the performance of PHI and its subsidiaries. Participants in the EICP for any calendar year may include any executive or employee of the Company or any subsidiary selected by the administrator, upon the recommendation of the Company’s chief executive officer, to participate in the EICP. On February 26, 2015, the Committee established the following performance goals to be used for the determination of 2015 EICP awards for each of the executives named below:

•	Messrs. Rigby, Boyle and Fitzgerald: (1) adjusted net earnings per share, (2) electric system reliability, (3) customer satisfaction, (4) diversity, and (5) safety.

•	Mr. Velazquez: (1) Power Delivery adjusted earnings per share, (2) core capital expenditures, compared to budget (excluding certain items), (3) operation and maintenance spending, compared to budget, (4) compliance results, (5) electric system reliability, (6) customer satisfaction, (7) diversity, and (8) safety.

•	Mr. Huffman: (1) Pepco Energy Services’ adjusted net income (excluding power plants and retail energy), (2) performance of Pepco Energy Services’ energy savings performance contracting business, (3) performance of Pepco Energy Services’ undergrounding transmission and distribution business, (4) diversity, and (5) safety.

The payment of awards under the EICP to each of these PHI executives is also conditioned upon the achievement of specified threshold earnings requirements in order for an EICP award to be paid to the executive, regardless of the extent to which the other performance goals may be achieved.

2015 LTIP Awards

The Committee granted awards of time-based RSUs under the LTIP with respect to the 2015 to 2017 retention cycle. Participants in the LTIP are key employees and officers of PHI and its subsidiaries selected by the Chairman of the Board of PHI and approved by the Committee, as well as non-management directors of PHI, including each of the persons listed in the table above. Subject to the terms and conditions of each RSU award, each RSU represents a contractual right to receive one share of Common Stock, at the end of the restriction or performance period. When a dividend is paid on the Common Stock, the award is credited with additional RSUs equal to the number of RSUs subject to such award multiplied by the per share cash dividend, divided by the then current market price of a share of Common Stock. Additional RSUs credited as dividend equivalents will vest only to the extent the underlying RSUs vest.

Each executive listed above has received a grant of time-based RSUs. In light of the proposed merger with Exelon Corporation, no performance-based RSUs were granted with respect to the 2015 to 2017 LTIP cycle. Subject to certain exceptions provided for in the LTIP or in the award agreement (or, with respect to Mr. Rigby, his Employment Extension Agreement), time-based RSUs are subject to forfeiture if the employment of the executive terminates prior to the third anniversary of the date of grant.

2015 RSU Award Pursuant to Mr. Fitzgerald’s Employment Agreement

Pursuant to the terms of his employment agreement with PHI, Mr. Fitzgerald is entitled to receive a series of three annual performance-based awards, each granted under the LTIP, over the three-year term of his employment agreement. Each award will have a performance period that begins on January 1 and ends on December 31. The awards will consist of a number of RSUs to be determined by dividing $166,666.67 by the closing price of a share of Common Stock on the last trading day immediately preceding the first day of the performance period. Subject to certain exceptions, these awards will vest if Mr. Fitzgerald remains continuously employed with PHI during each annual performance period and to the extent that the Committee determines that the performance goals established for the performance period covered by the award have been met. The performance goals for each award are established on or as soon as practicable after the beginning of each performance period, but no later than 90 days after such date.

The performance goals established by the Committee in February 2015 with respect to this award for 2015 are as follows:

•	Achievement of distribution jurisdiction reliability goals, based on SAIDI of 1.15 occurrences and SAIFI of 108 minutes (40% weight);

•	Residential customer satisfaction of 76% or better (40% weight); and

•	Achievement of all key regulatory dates related to the 2015 District of Columbia Power Line Undergrounding Plan (20% weight)

2015 Determinations of Satisfaction of Performance Goals For 2014 RSU Awards Pursuant to Employment Agreements

In February 2015, the Compensation Committee determined the satisfaction of performance goals associated with Mr. Rigby’s and Mr. Fitzgerald’s 2014 performance-based RSU awards under each of their respective employment agreements. A summary of these determinations is as follows:

Mr. Rigby’s Performance Criteria	Determination	Outcome (%)
Reliability of electric service to customers	Goal substantially met, as measured by our achievement of state-mandated SAIDI and SAIFI reliability standards and 4 out of 5 jurisdictional reliability standards. Reliability enhancement plan projects and key reliability construction projects were 85.9% complete, meeting the target goal of 85%.	18
Residential utility customer satisfaction	Met 75% target, based on the results of third-party customer surveys	15
Relative TSR	Met target	50
PHI adjusted EPS	Adjusted EPS of $1.27 exceeded the mid-point of our initial adjusted EPS guidance range	15

	Total	98

Mr. Fitzgerald’s Performance Criteria	Determination	Outcome (%)
Achievement of state-mandated reliability standards	Goal met, as measured by our achievement of state-mandated SAIDI and SAIFI reliability standards and 4 out of 5 jurisdictional reliability standards.	4
Reliability enhancement plan projects	Results were 85.9% complete, meeting the target goal of 85%.	5
Residential utility customer satisfaction	Met the target goal of 75%.	10
Utility 2.0 stakeholder engagement efforts	Deemed satisfied as a result of entering into the merger agreement with Exelon Corporation (Exelon).	15
Assessment of Utility 2.0 product or service	Deemed satisfied as a result of entering into the merger agreement with Exelon.	5
Utility 2.0 business development plan	Deemed satisfied as a result of entering into the merger agreement with Exelon.	5
Preparation of required regulatory filings for Utility 2.0 product or service	Deemed satisfied as a result of entering into the merger agreement with Exelon.	10
Rollout of PHI cultural initiative	All cultural initiative goals with respect to legal group employee training and certification and employee engagement improvement survey results were met.	15
PHI adjusted EPS	Adjusted EPS of $1.27 exceeded the mid-point of PHI’s initial adjusted EPS guidance range	30

	Total	99